Exhibit 99.25

        Hydromer, Inc. Announces Plans to Offer Restricted Common Stock

     BRANCHBURG, N.J.--(BUSINESS WIRE)--May 14, 2007--HYDROMER, Inc. (OTCBB:HYDI.OB) announced today that it plans to offer, subject to market and other conditions, up to $250,000 of restricted Common Stock in a private, unregistered offering to "accredited investors" pursuant to Rule 506 of Regulation D promulgated by the Security and Exchange Commission.

     Hydromer, Inc. a publicly traded company since 1982, has successfully tested (in vitro), the result of its long-term development in a new polymer for cardiovascular stent coating. The proceeds are intended to finance a 28 day in vivo study of cardiovascular stents coated with the Polymer F202 coating, at a facility that is subject to regulations and guidelines promulgated or released by the FDA.

     The Polymer F202, has complexed Heparin in the matrix, resulting in long-term anti-thrombogenic effects. Simultaneously, the so formed Polymer Complex F202, has shown significant reductions in smooth muscle cell proliferation during in vitro testing.

     Thrombus formation including late stent thrombosis and aggressive smooth muscle cell proliferation are the main reasons for restenosis and resulted in the commercial development of drug eluding stents, which lately have come under significant criticism.

     For further information, please contact Manfred F. Dyck, C.E.O. and President of Hydromer, Inc. at 908-722-5000.

     This announcement is neither an offer to sell nor a solicitation to buy any securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. The securities will not be registered under the Securities Act of 1933, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state laws.

     This media release may contain forward-looking statements regarding future events and performance of the Company which involve risks and uncertainties that could materially affect actual results. Investors should refer to documents that the Company files with the SEC from time to time, for a description of certain factors that could cause actual results to vary from current expectations.

     Hydromer, Inc. is a technology-based company involved in the research and development, manufacture and commercialization of specialized polymer and hydrogel products for medical device, pharmaceutical, animal health, cosmetic, personal care, and industrial uses. For the latest information about Hydromer, Inc. and its products, please visit our web site at http://www.hydromer.com.


     CONTACT: Hydromer, Inc.
              Manfred F. Dyck, 908-722-5000
              C.E.O. and President